Exhibit 99.1

For more information contact:

Mark Witmer Michael Foods, Inc. 952-258-4906 mark.witmer@michaelfoods.com	Jeff Schoenborn Burson-Marsteller for Vestar Capital Partners 212-614-4792 Jeffrey_Schoenborn@nyc.bm.com	Gregory Miller Miller DeMartine Group for Thomas H. Lee Partners 203-221-2790 gmiller@mdgpr.com

Thomas H. Lee Partners and Management Sign Definitive Agreement to
Acquire Michael Foods from Vestar Capital, Goldner Hawn Johnson &
Morrison and the Michael Family

MINNETONKA, MINN. - Oct. 13, 2003 - Thomas H. Lee Partners, a leading Boston-based private equity firm, together with Chairman and CEO Gregg A. Ostrander and senior management, signed a definitive agreement to acquire closely held Michael Foods, Inc. from an ownership group including majority shareholder Vestar Capital Partners, Goldner Hawn Johnson & Morrison (“GHJ&M”) and the Michael family, the companies announced today.  The transaction, which is expected to close by year-end, values the Company at approximately $1.05 billion, subject to certain adjustments.  The transaction is subject to usual conditions.

Michael Foods is a diversified food processor and distributor of egg products, refrigerated grocery products, and refrigerated potato products for both the foodservice and retail grocery channels.   The Company’s collection of foodservice and retail brands includes MG Waldbaum, Papetti’s, Better ‘N Eggs, All Whites, Crystal Farms, Northern Star, Simply Potatoes and Diner’s Choice.  Based near Minneapolis, the Company reported 2002 net sales of more than $1.1 billion and employs more than 4,000 people at facilities in nine states and three Canadian provinces.

Chairman, President and Chief Executive Officer Gregg A. Ostrander and his senior management team will remain in their current executive management positions and will continue to be significant shareholders in the business following the transaction.

Anthony J. DiNovi, Managing Director of Thomas H. Lee Partners (“THL”), said, “We are very excited about this new investment, principally because of our partnership with

Gregg Ostrander and his team.  They have over 25 years of experience in the food industry and have worked together successfully for over 10 years.”

Private equity firms Vestar Capital Partners and Goldner Hawn Johnson & Morrison, as well as the Michael family, Mr. Ostrander and other senior managers, have owned the value-added food processor since they took the Company private in April 2001 for approximately $800 million.

 “We’re very pleased with our investment in Michael Foods.  Gregg Ostrander and his management team have done an outstanding job,” Vestar President James P. Kelley said.  “They have improved the Company dramatically over the past three years, and have positioned it well for future growth.”

“By partnering with Vestar, GHJ&M and the Michael family, we’ve been able to execute  our growth strategies for the benefit of our customers, employees and the communities where we live and work,” Mr. Ostrander said.  “The acquisition by Thomas H. Lee Partners and members of the management team will allow Michael Foods to continue to develop innovative product and service solutions that support our customers’ growth.  These initiatives, coupled with the efforts of our valued employees, should facilitate positive top and bottom line growth for Michael Foods in the future.”

Jack Morrison, Managing Director of GHJ&M, said, “We were delighted to invest alongside management, Vestar and the Michael family in this investment.  Gregg Ostrander has assembled a team of exceptional managers who did what they said they would.  We look forward to watching Michael Foods continue to grow.”

Mr. Ostrander commented, “We look forward to our new partnership with THL.  The firm has a long history of working with management teams to increase market share by investing in product development and marketing.  They also have a lot of experience in the food industry, with successful previous investments in Cott Corporation, Snapple Beverage and Ghirardelli Chocolate.”

THL Managing Director Kent R. Weldon said, “We were attracted to Michael Foods’ leading market positions in its growing product segments.”  Also, THL Managing Director Todd Abbrecht added, “Michael Foods has been growing even faster than its categories because of its history of product and marketing innovation, which we will continue to support.”

Banc of America Securities LLC was the sell side M&A advisor to Michael Foods and Vestar.  Kirkland & Ellis LLP was the legal advisor to Michael Foods and Weil, Gotshal & Manges LLP advised THL in the transaction.

ABOUT MICHAEL FOODS

Michael Foods, Inc., headquartered in Minnetonka, Minnesota, is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products.  Principal subsidiaries include M. G.

Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

ABOUT VESTAR

Vestar Capital Partners is a leading investment firm specializing in management buyouts, recapitalizations and growth capital investments. Vestar’s investment strategy is targeted towards middle-market companies in the U.S. and Europe with valuations in the $200 million to $2 billion range. Since the firm’s founding in 1988, Vestar has completed over forty investments in companies with a total value exceeding $14 billion. These companies have varied in size and geography and span a broad range of industries. Vestar’s current and past portfolio companies include Prestone Products, Birds Eye Foods, FL Selenia, SAB WABCO, St. John Knits, Celestial Seasonings, Remington Products and Polo Jeans Co.  Vestar currently manages funds totaling approximately $4 billion and has offices in New York City, Denver, Paris and Milan.  More information about Vestar is available at www.vestarcapital.com.

ABOUT GOLDNER HAWN JOHNSON & MORRISON

Goldner Hawn Johnson & Morrison is a private equity firm based in Minneapolis, Minnesota. The firm was founded in 1989 and has successfully completed more than twenty transactions through four funds, with a total transaction value in excess of $2 billion. The firm’s investment strategy targets management-led buyouts and recapitalizations of publicly and privately held businesses with a preference for those headquartered in the upper Midwest. More information about GHJ&M is available at www.ghjm.com.

ABOUT THOMAS H. LEE PARTNERS

Thomas H. Lee Partners, L.P. is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies.  Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V.  Notable transactions sponsored by the firm include: American Media, Inc., AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

Certain items in this release may be forward-looking statements, which Michael Foods makes in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and butterfat-related products, which can result in pricing and profit margin volatility for certain egg products, cheese and butter. As a result, the

Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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